UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MARKFORGED HOLDING CORPORATION

(Name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

SUPPLEMENT TO THE PROXY STATEMENT

FOR THE SPECIAL MEETING OF COMMON STOCKHOLDERS

TO BE HELD ON DECEMBER 5, 2024

This supplement (this “Supplement”) to the definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission (“SEC”) on November 13, 2024 (as such may be supplemented from time to time, the “Definitive Proxy Statement”), by Markforged Holding Corporation, a Delaware corporation (the “Company”), is being filed to supplement the Definitive Proxy Statement as described in the Explanatory Note below. Unless otherwise defined in this Supplement, capitalized terms have the meaning set forth in the Definitive Proxy Statement.

Explanatory Note

As previously disclosed, on September 25, 2024, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Nano Dimension Ltd., an Israeli company (“Nano”), and Nano US II, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of Nano (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly-owned subsidiary of Nano.

On November 20 and 21, 2024, purported Company stockholders filed complaints in the Supreme Court of the State of New York, New York County against the Company and the members of the Company’s Board of Directors, captioned, Jones v. Markforged Holding Corporation, et al., No. 659193/2024 and Jackson v. Markforged Holding Corporation, et al., No. 659203/2024 (the “Complaints”). The Complaints assert claims for negligent misrepresentation and concealment in violation of New York State common law for purportedly misrepresenting or omitting material information from the Definitive Proxy Statement. The plaintiffs seek injunctive relief or, in the event the Merger is consummated, damages and expenses in an unspecified amount.

Moreover, in connection with the Merger, from October 25, 2024 to November 26, 2024, the Company received one demand for books and records and additional disclosures on behalf of a purported Company stockholder pursuant to 8 Del. C. § 220 and fourteen demand letters from purported stockholders seeking additional disclosures in the Definitive Proxy Statement (the “Demands”).

The Company cannot predict the outcome of any potential litigation, the Complaints or the Demands. The Company and the individual defendants intend to vigorously defend against the Complaints, Demands and any subsequently filed complaints or similar actions. It is possible additional demand letters may be received or that other lawsuits may be filed arising from the Merger between November 26, 2024 and consummation of the Merger. Absent new or significantly different allegations, the Company will not necessarily disclose such additional filings or demand letters.

The Company believes that no further disclosure is required to supplement the Definitive Proxy Statement and the supplemental disclosures contained herein are not required or necessary under applicable laws. Nevertheless, in order to moot the disclosure claims and avoid nuisance and possible expense and business delays, the Company has determined voluntarily to supplement certain disclosures in the Definitive Proxy Statement with the supplemental disclosures set forth below (the “Supplemental Disclosures”). Nothing in the Supplemental Disclosures shall be deemed an admission of the legal merit of the Complaints or Demands described above or of the necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations in the Complaints and Demands that any additional disclosure was or is required or is material.

Supplemental Disclosures to the Definitive Proxy Statement

The following supplemental disclosures should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety as supplemented. The inclusion in this supplement to the Definitive Proxy Statement of certain information should not be regarded as an indication that any of the Company or its directors, affiliates, officers, or other representatives, or any other recipient of this information, considered, or now considers, it to be material, and such information should not be relied upon as such. Defined terms used but not defined herein have the meanings set forth in the Definitive Proxy Statement. For clarity, new text within restated paragraphs from the Definitive Proxy Statement is highlighted with bold, underlined text, and deleted text within restated paragraphs from the Definitive Proxy Statement is highlighted with ~~strikethrough text~~.

The disclosure under the heading “The Merger–Opinion of Evercore Group L.L.C.— Summary of Evercore’s Financial Analyses” is hereby amended and supplemented as follows:

On page 56, the third sentence of the paragraph under the subheading “—Discounted Cash Flow Analysis” is amended as follows:

The cash flows and terminal values in each case were then discounted to present value as of December 31, 2024 using discount rates ranging from 18.0% to 22.0%, which were based on an estimate of the Company’s weighted average cost of capital, as estimated by Evercore based on its professional judgment and experience and based on the application of the capital asset pricing model, which requires certain company-specific inputs, including debt to equity ratio, pre-tax cost of debt and levered and unlevered betas, as well as certain financial metrics for the U.S. financial markets generally, and the mid-year cash flow discounting convention.

On page 56, the first paragraph under the subheading “—Selected Public Company Trading Analysis” is amended and restated as follows:

Evercore reviewed and compared certain financial information of the Company to corresponding financial multiples and ratios for ~~the following~~ selected publicly traded companies in the additive manufacturing industry (the “selected companies”);.

~~•  Desktop Metal, Inc.~~

~~•  Stratasys Ltd.~~

~~•  3D Systems Corporation~~

On page 56, under the subheading “—Selected Public Company Trading Analysis,” the table and preceding statement “This analysis indicated the following:” is replaced in its entirety with the following text and table:

The selected companies reviewed by Evercore and the TEV / 2024E Revenue and the TEV / 2025E Revenue multiples for each of the selected companies were as follows:

	TEV / 2024E Revenue	TEV / 2025E Revenue
Desktop Metal, Inc.	1.2x	1.1x
Stratasys Ltd.	0.7x	0.7x
3D Systems Corporation	0.9x	0.8x
High	1.2x	1.1x
Median	0.9x	0.8x
Low	0.7x	0.7x

On pages 57-58, the first two paragraphs and table under the subheading “—Selected Transactions Analysis” are amended and restated as follows:

Evercore reviewed financial information related to the following selected transactions and announced bids involving target companies in the additive manufacturing industry announced since the beginning of 2021 (the “selected transactions”).

For each selected transaction, Evercore calculated the implied enterprise value (defined as the target company’s implied equity value based on the consideration paid in the applicable transaction plus total debt, plus preferred equity and minority interest, less cash and cash equivalents) as a multiple of last twelve-months revenue for the target company at the time of the announcement of the applicable transaction, which is referred to as “LTM Revenue.” Estimated financial data of the selected transactions were based on available information at the time of announcement of the relevant transaction.

The selected transactions reviewed by Evercore, ~~and~~ the month and year each was announced, and the TEV / LTM Revenue multiple for each of the transactions were as follows:

Month and Year Announced	Acquiror	Target	TEV / LTM Revenue
August 2021	Desktop Metal, Inc.	The ExOne Company	5.9x
November 2021	3D Systems Corporation	Oqton	12.5x
September 2022	Nikon Corporation	SLM Solutions Group	6.4x
May 2023*	Stratasys Ltd.	Desktop Metal, Inc.	2.6x
July 2023*	Nano Dimension Ltd.	Stratasys Ltd.	2.6x
September 2023*	3D Systems Corporation	Stratasys Ltd.	1.5x
December 2023*	Nano Dimension Ltd.	Stratasys Ltd.	1.6x
July 2024	Nano Dimension Ltd.	Desktop Metal, Inc.	1.1x – 1.3x**
		High	12.5x
		Median	2.6x
		Low	1.1x

*	Offer rejected / withdrawn.
**

The multiple range of 1.1x-1.3x reflects the range of $4.07-$5.50 of the potential offer price per share depending on adjustments for transaction expenses and $20 million loan facility as part of purchase price mechanics.

~~For each selected transaction, Evercore calculated the implied enterprise value (defined as the target company’s implied equity value based on the consideration paid in the applicable transaction plus total debt, plus preferred equity and minority interest, less cash and cash equivalents) as a multiple of last twelve-months revenue for the target company at the time of the announcement of the applicable transaction, which is referred to as “LTM Revenue.” Estimated financial data of the selected transactions were based on available information at the time of announcement of the relevant transaction.~~

On page 58, under the subheading “—Selected Transactions Analysis,” the table and preceding statement “This analysis indicated the following:” is deleted in its entirety.

On page 59, the first sentence of the paragraph under the subheading “—Equity Research Analyst Price Targets” is amended and restated as follows:

Evercore reviewed selected public market trading price targets for the shares of Company Common Stock prepared and published by three equity research analysts that were publicly available as of September 24, 2024, the last trading day prior to the delivery by Evercore of its opinion to the Company Board.

The disclosure under the heading “The Merger—Interests of the Directors and Executive Officers of Markforged in the Merger—Company Earnout Shares” is hereby amended and supplemented as follows:

On page 64, the following text shall be added at the end of the first paragraph:

Pursuant to the terms and subject to the conditions set forth in the Caspian Merger Agreement (as defined below), the Earnout Shares shall be issued upon the closing of a change of control (as defined in the Caspian Merger Agreement) by July 14, 2026 (the five-year anniversary of the date that the deSPAC business combination was consummated). In the absence of such a change of control transaction, during that five-year period, the Company Earnout Shares would vest in two tranches upon the satisfaction of the following vesting conditions (the “Earnout Share Triggering Events”): (a) if the volume-weighted average price of Company Common Stock is at least $125.00 for any 20 trading days in a consecutive 30-trading day period, and (b) if the volume-weighted average price of Company Common Stock is at least $150.00 for any 20 trading days in a consecutive 30-trading day period.

On page 64, the following text shall be added as footnote 1 to the row “Non-Employee Directors”:

[1]

Excludes Company Earnout Shares held by affiliated entities of such persons, including non-employee members of the Company Board Antonio Rodriguez, Edward Anderson, and Michael Medici, as described under the section entitled “Security Ownership of Certain Beneficial Owners and Management” beginning on page 108 of this proxy statement.

The disclosure under the heading “The Merger—Interests of the Directors and Executive Officers of Markforged in the Merger—New Management Arrangements” is hereby amended and supplemented as follows:

On page 67, the paragraph is amended and restated as follows:

As of the date of this proxy statement, neither ~~the~~ Markforged nor Nano Dimension has entered into any employment agreements with the Company’s executive officers in connection with the merger, and Markforged has not amended or modified any existing agreements or other arrangements with management. Further, there were no negotiations between the parties regarding post-transaction employment for the Company’s executive officers and directors prior to entering into the Merger Agreement and, as of the date of this proxy statement, there have been no binding agreements between the parties regarding post-transaction employment for the Company’s executive officers and directors.

Additional Information and Where to Find It

In connection with the proposed transaction between the Company and Nano, on November 13, 2024, the Company filed the Definitive Proxy Statement relating to a special meeting of its stockholders with the SEC on October 21, 2024. Promptly after filing its Definitive Proxy Statement, the Company mailed the Definitive Proxy Statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. The Company may also file other relevant documents with the SEC in connection with the proposed transaction. This document is not a substitute for the Definitive Proxy Statement or any other document that the Company may file with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR

WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the Definitive Proxy Statement and other filings containing important information about the Company and the proposed transaction, once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at https://investors.markforged.com/sec-filings.

Participants in the Solicitation

The Company, Nano and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of the Company is set forth in the Company’s proxy statement for its 2024 Annual Meeting of Stockholders, which was filed with the SEC on April 26, 2024. Information about the directors and executive officers of Nano, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in Nano’s Annual Report on Form 20-F for the fiscal year ended December 31, 2023, which was filed with the SEC on March 21, 2024. The Company’s stockholders may obtain additional information regarding the direct and indirect interests of the participants in the solicitation of proxies in connection with the proposed transaction, including the interests of the Company’s directors and executive officers in the transaction, which may be different than those of the Company’s stockholders generally, by reading the definitive proxy statement and any other relevant documents that are filed or will be filed with the SEC relating to the transaction. You may obtain free copies of these documents using the sources indicated above.

Forward-Looking Statements

Any statements in this communication about the Company future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Such statements are subject to risks and uncertainties and actual results may differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include statements relating to the proposed transaction between the Company and Nano, the benefits sought to be achieved through the transaction, the anticipated timing of the transaction, the potential effects of the transaction, the possibility of any termination of the Merger Agreement, the ability of the Company and Nano to complete the transactions contemplated by the Merger Agreement, including the parties ability to satisfy the conditions to the consummation of the Merger contemplated thereby and the other conditions set forth in the Merger Agreement, the Company’s business and expectations regarding outlook and all underlying assumptions, Nano’s and the Company’s objectives, plans and strategies, operating trends in markets where the Company operates, projections of results of operations or of financial condition, the Complaints and Demands, and all other statements other than statements of historical fact that address activities, events or developments that the Company intends, expects, projects, believes or anticipates will or may occur in the future. Such statements are based on management’s beliefs and assumptions made based on information currently available to management. All statements in this communication, other than statements of historical fact, are forward-looking statements that may be identified by the use of the words “outlook,” “guidance,” “expects,” “believes,” “anticipates,” “should,” “estimates,” “may,” “will,” “intends,” “projects,” “could,” “would,” “estimate,” “potential,” “continue,” “plan,” “target,” or the negative of these words or similar expressions. These forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results and performance to be materially different from those expressed or implied in the forward-looking statements. Factors and risks that may cause the Company’s or Nano’s actual results or performance to be materially different from those expressed or implied in the forward-looking statements include, but are not limited to: (i) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (ii) the effect of the announcement of the proposed transaction on the ability of the Company to operate its business and retain and hire key personnel and to maintain favorable business relationships; (iii) the ability of the parties to consummate the proposed transaction in a timely manner or at all; (iv) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; (v) the satisfaction (or waiver) of closing conditions to the consummation of the proposed transaction, including the receipt of required regulatory approvals and the requisite approval of the Company’s stockholders; (vi) the response of competitors, suppliers and customers to the proposed transaction; (vii) risks associated with the disruption of management’s attention from ongoing business operations due to the proposed transaction; (viii) significant costs associated with the proposed transaction; (ix) potential litigation relating to the proposed transaction; (x) restrictions during the pendency of the proposed transaction that may impact the Company’s ability to pursue certain business opportunities; and (xi) other risks, uncertainties and factors discussed and described in reports filed with the SEC by the Company and Nano from time to time, including those under the heading “Risk Factors” in their respective most recently filed reports on Form 10-K, 10-Q or 20-F, as applicable, and subsequent filings with the SEC.

The forward-looking statements included in this communication are made only as of the date hereof. The Company undertakes no obligation to update any forward-looking statements to reflect subsequent events or circumstances, except as required by law.